EX-99(1)(b)

VOYAGEUR FLORIDA INSURED MUNICIPAL INCOME FUND

AMENDMENT NO. 1 TO
RESTATED AND AMENDED DECLARATION OF TRUST
DATED FEBRUARY 14, 1993

The undersigned, Assistant Secretary of Voyageur Florida Insured Municipal Income Fund (the “Trust”), does hereby certify that the Trust’s Board of Trustees adopted the resolutions attached hereto as Exhibit A (the “Resolutions”) on September 20, 2001 for the purpose of changing the name of the Trust to “Delaware Investments Florida Insured Municipal Income Fund,” and that said Resolutions continue in full force and effect as of the date hereof.

Pursuant to the authorization described above, the Trust’s Restated and Amended Declaration of Trust is amended in the following respect, such amendment to become effective at 12:01 a.m. on December 1, 2001:

Article I, Section 1 of the Restated and Amended Declaration of Trust is amended to change the name of the Trust from “Voyageur Florida Insured Municipal Income Fund” to “Delaware Investments Florida Insured Municipal Income Fund,” and all other appropriate references in the Restated and Amended Declaration of Trust are amended to reflect the fact that the name of the Trust is “Delaware Investments Florida Insured Municipal Income Fund.”

WITNESS my hand and seal this 26th day of November, 2001

/s/ David F. Connor
David F. Connor
Assistant Secretary

COMMONWEALTH OF PENNSYLVANIA                               )
) ss.
CITY OF PHILADELPHIA                                                                 )

Then personally appeared David F. Connor, Assistant Secretary of Voyageur Florida Insured Municipal Income Fund, and acknowledged this instrument to be his free act and deed this 26th day of November, 2001.

/s/ Kenneth E. Crockett, Sr.
Notary Public

My commission expires:

EXHIBIT A
Approval of New Fund Names

RESOLVED, that the names of the Funds be, and hereby are, changed as set forth in the table below [All Funds except Delaware Group Dividend and Income Fund, Inc., Delaware Group Global Dividend and Income Fund, Inc. and Voyageur Florida Insured Municipal Income Fund:, subject to prior shareholder approval]:

Current Name		Proposed New Name
Delaware Group Dividend and Income Fund, Inc.	To	Delaware Investments Dividend and Income Fund, Inc.
Delaware Group Global Dividend and Income Fund, Inc.	To	Delaware Investments Global Dividend and Income Fund, Inc.
Voyageur Arizona Municipal Income Fund, Inc.	To	Delaware Investments Arizona Municipal Income Fund, Inc.
Voyageur Colorado Insured Municipal Income Fund, Inc.	To	Delaware Investments Colorado Insured Municipal Income Fund, Inc.
Voyageur Florida Insured Municipal Income Fund	To	Delaware Investments Florida Insured Municipal Income Fund
Voyageur Minnesota Municipal Income Fund, Inc.	To	Delaware Investments Minnesota Municipal Income Fund, Inc.
Voyageur Minnesota Municipal Income Fund II, Inc.	To	Delaware Investments Minnesota Municipal Income Fund II, Inc.
Voyageur Minnesota Municipal Income Fund III, Inc.	To	Delaware Investments Minnesota Municipal Income Fund III, Inc.

and it is further

RESOLVED, that such name changes shall be effective as of such date as shall be determined by the officers of the Funds; and it is further

RESOLVED, that the officers of the Funds be, and each of them hereby is, authorized to take such actions as may be necessary to effectuate the foregoing resolutions, including, without limitation, filing shareholder reports and/or amendments to each Fund’s Registration Statement with the Securities and Exchange Commission; preparing and filing amendments to each Fund’s Articles of Incorporation or Declaration of Trust (as applicable); preparing and filing supplemental listing applications with the New York Stock Exchange or the American Stock Exchange (as applicable); filing applications for new CUSIP numbers as necessary; and modifying each Fund’s share certificates.